Exhibit 99.1

LEARNING TREE ANNOUNCES EXPECTED FOURTH QUARTER 2005 RESULTS

EL SEGUNDO, CA— December 29, 2005 – Learning Tree International, Inc. (NASDAQ NM: LTRE) announced today its expected revenues and results of operations for its fourth quarter and fiscal year ended September 30, 2005. All amounts presented by the Company are unaudited.

Revenues for the quarter ended September 30, 2005 are expected to be approximately $36.5 million, a 2% decline from the same quarter of the prior year. The Company expects to report a loss from operations for the quarter of approximately $0.4 million to $0.6 million.

Revenues for Learning Tree’s fiscal year ended September 30, 2005 are expected to be $151.6 million compared with $152.1 million for the fiscal year ended October 1, 2004. The Company expects to report a loss from operations for the fiscal year ended September 30, 2005 of approximately $1.0 to $1.2 million. The Company also noted that its fiscal year 2005 expected results were adversely affected by non-recurring lease expenses of approximately $800,000 relating to the subleasing of space in its U.K. Education Center, and by $1.7 million of external costs relating to its Sarbanes-Oxley compliance program, the cost of which is expected to be substantially less in future years.

“While we are not satisfied with either our revenues or our profitability, we believe that we have significant opportunities to improve our profitability and are focusing substantial effort in this regard,” noted President and CEO Nicholas Schacht.

The Company also noted that, consistent with previous announcements, when it files its fiscal year 2005 Annual Report on Form 10-K, it intends to restate its consolidated financial statements for fiscal years ended September 30, 2001, September 30, 2002, September 30, 2003 and October 1, 2004, and the consolidated quarterly periods within the fiscal year ended October 1, 2004 and the first three quarters in the fiscal year ended September 30, 2005. In the aggregate, the effects of the restatement are expected to be consistent with prior announcements. The restatement relates principally to: (a) Learning Tree’s accounting for leases and leasehold improvements, primarily related to the recording of asset retirement obligations for those leases where Learning Tree has a contractual commitment to restore a leased facility to a specified condition; (b) the accounting for income taxes; (c) the quarterly recording and adjustment of certain expense items within different quarters than originally reported in fiscal years 2004 and 2005; and (d) recording certain other smaller adjustments to properly state previously presented financial statements from fiscal year 2001 through the present. The Company is also continuing to evaluate deficiencies noted in connection with its compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and expects to finalize its conclusions in connection with the filing of its fiscal year 2005 Form 10-K.

About Learning Tree International

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. The Company also tests and certifies IT and business professionals, and Learning Tree Courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit our Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Web cast

An investor conference call to discuss fourth quarter and year end results is scheduled after the market closes at 4:30 pm EST/1:30 pm PST December 29, 2005. Additionally, the Company will schedule a second conference call for the purpose of addressing additional questions after the filing of its Annual Report on Form 10-K. Interested parties are invited to participate in either or both conference calls by accessing the web cast on Learning Tree’s website (www.learningtree.com). Both web casts will be available for replay for approximately one year after the original date of each call.

For further information:

Mary C. Adams, Chief Administrative Officer

Phone: (310) 342-2229

maryadams@learningtree.com

You can also request an investor information packet through our online form.